Exhibit 99.3

NATIONWIDE HEALTH PROPERTIES, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR

THE THREE MONTHS ENDED MARCH 31, 2011

NATIONWIDE HEALTH PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
	(Dollars in thousands)
ASSETS
Investments in real estate:
Land	$342,161	$339,534
Buildings and improvements	3,796,893	3,679,745
Development in progress	21,866	17,827
	4,160,920	4,037,106
Less accumulated depreciation	(701,717)	(670,601)
	3,459,203	3,366,505
Mortgage loans receivable, net	262,675	289,187
Investments in unconsolidated joint ventures	41,875	42,582
	3,763,753	3,698,274
Cash and cash equivalents	51,207	59,591
Receivables, net	9,432	8,336
Assets held for sale	4,946	5,150
Intangible assets	155,383	163,238
Other assets	169,124	158,035
	$4,153,845	$4,092,624

LIABILITIES AND EQUITY
Unsecured senior credit facility	$245,000	$175,000
Senior notes	991,633	991,633
Notes and bonds payable	365,164	362,624
Accounts payable and accrued liabilities	147,036	151,069
Total liabilities	1,748,833	1,680,326
Redeemable OP unitholder interests	92,575	79,188
Commitments and contingencies
Equity:
NHP stockholders’ equity:
Preferred stock $1.00 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock $0.10 par value; 200,000,000 shares authorized; issued and outstanding: 126,623,729 and 126,253,858 at March 31, 2011 and December 31, 2010, respectively	12,662	12,625
Capital in excess of par value	2,505,565	2,516,397
Cumulative net income	1,899,596	1,849,045
Accumulated other comprehensive income	9,840	8,614
Cumulative dividends	(2,148,141)	(2,086,854)
Total NHP stockholders’ equity	2,279,522	2,299,827
Noncontrolling interests	32,915	33,283
Total equity	2,312,437	2,333,110
	$4,153,845	$4,092,624

See accompanying notes.

NATIONWIDE HEALTH PROPERTIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands, except per
	share amounts)
Revenue:
Triple-net lease rent	$82,271	$72,200
Medical office building operating rent	29,515	21,685
	111,786	93,885
Interest and other income	10,588	6,963
	122,374	100,848
Expenses:
Interest expense	22,771	23,590
Depreciation and amortization	38,674	31,290
General and administrative	7,365	6,980
Merger and acquisition costs	5,097	1,443
Medical office building operating expenses	10,358	8,647
	84,265	71,950
Operating income	38,109	28,898
Income from unconsolidated joint ventures	1,465	1,347
Gain on debt extinguishment	—	75
Income from continuing operations	39,574	30,320
Discontinued operations:
Gains on sale of facilities, net	10,607	22
Income from discontinued operations	133	897
	10,740	919
Net income	50,314	31,239
Net loss attributable to noncontrolling interests	237	190
Net income attributable to NHP common stockholders	$50,551	$31,429
Basic earnings per share amounts:
Income from continuing operations attributable to NHP common stockholders	$0.31	$0.26
Discontinued operations attributable to NHP common stockholders	0.09	0.01
Net income attributable to NHP common stockholders	$0.40	$0.27
Basic weighted average shares outstanding	126,474	117,048
Diluted earnings per share amounts:
Income from continuing operations attributable to NHP common stockholders	$0.31	$0.25
Discontinued operations attributable to NHP common stockholders	0.08	0.01
Net income attributable to NHP common stockholders	$0.39	$0.26
Diluted weighted average shares outstanding	128,980	119,463
Dividends declared per share	$0.48	$0.44

See accompanying notes.

NATIONWIDE HEALTH PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

(Unaudited)

(In thousands)

	NHP Stockholders’ Equity
							Accumulated
					Capital in		other
	Preferred Stock		Common stock		excess of	Cumulative	comprehensive	Cumulative	Noncontrolling	Total
	Shares	Amount	Shares	Amount	par value	net income	income (loss)	dividends	interests	equity
Balances at December 31, 2010	—	$—	126,254	$12,625	$2,516,397	$1,849,045	$8,614	$(2,086,854)	$33,283	$2,333,110
Comprehensive income:
Net income	—	—	—	—	—	50,551	—	—	(237)	50,314
Gain on interest rate swap agreements	—	—	—	—	—	—	1,004	—	—	1,004
Amortization of gain on Treasury lock agreements	—	—	—	—	—	—	(135)	—	—	(135)
Pro rata share of accumulated other comprehensive income from unconsolidated joint venture	—	—	—	—	—	—	357	—	—	357
Comprehensive income										51,540
Issuance of common stock, net	—	—	370	37	1,798	—	—	—	—	1,835
Amortization of stock-based compensation	—	—	—	—	1,776	—	—	—	—	1,776
Common dividends	—	—	—	—	—	—	—	(61,287)	—	(61,287)
Adjust redeemable OP unitholder interests to current redemption value	—	—	—	—	(14,406)	—	—	—	—	(14,406)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	88	88
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(219)	(219)
Balances at March 31, 2011	—	$—	126,624	$12,662	$2,505,565	$1,899,596	$9,840	$(2,148,141)	$32,915	$2,312,437

See accompanying notes.

NATIONWIDE HEALTH PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$50,314	$31,239
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	38,699	31,969
Stock-based compensation	1,776	1,594
Deferred gain recognition	(471)	—
Gain on re-measurement of equity interest upon acquisition, net	—	(620)
Gain on debt extinguishment	—	(75)
Gains on sale of facilities, net	(10,607)	(22)
Straight-line rent	(2,446)	(1,733)
Amortization of above/below market lease intangibles, net	134	(62)
Mortgage and other loan premium amortization	(148)	—
Amortization of deferred financing costs	500	719
Equity in earnings from unconsolidated joint ventures	(264)	(286)
Distributions of income from unconsolidated joint ventures	311	258
Changes in operating assets and liabilities:
Receivables	(1,096)	(1,706)
Intangible and other assets	(6,156)	(148)
Accounts payable and accrued liabilities	(15,060)	(17,394)
Net cash provided by operating activities	55,486	43,733
Cash flows from investing activities:
Investment in real estate and related assets and liabilities	(118,163)	(65,056)
Proceeds from sale of real estate facilities	8,240	—
Investment in mortgage and other loans receivable	(2,648)	(140,437)
Principal payments on mortgage and other loans receivable	36,086	1,270
Distributions from unconsolidated joint ventures	1,017	751
Net cash used in investing activities	(75,468)	(203,472)
Cash flows from financing activities:
Borrowings under credit facility	115,000	—
Repayment of borrowings under credit facility	(45,000)	—
Issuance of notes and bonds payable	4,169	—
Principal payments on notes and bonds payable	(1,629)	(5,020)
Redemption of preferred stock	—	(92)
Issuance of common stock, net	1,692	45,875
Dividends paid	(61,138)	(51,979)
Contributions from noncontrolling interests	88	—
Distributions to noncontrolling interests	(219)	(283)
Distributions to redeemable OP unitholders	(1,019)	(370)
Payment of deferred financing costs	(346)	(80)
Net cash provided by (used in) financing activities	11,598	(11,949)
Decrease in cash and cash equivalents	(8,384)	(171,688)
Cash and cash equivalents, beginning of period	59,591	382,278
Cash and cash equivalents, end of period	$51,207	$210,590

Supplemental schedule of cash flow information:
Non-cash investing activities:
Accrual of contingent purchase price obligation	$12,018	$—
Assumption of debt upon acquisition of real estate	$—	$109,514
Retirement of mortgage loan receivable upon acquisition of real estate	$—	$47,500
Capital contributions from noncontrolling interests upon acquisition of real estate	$—	$25,289
Issuance of redeemable OP units upon acquisition of real estate	$—	$18,986
Issuance of mortgage loan receivables upon sale of real estate	$—	$6,258
Non-cash financing activities:
Adjust redeemable OP unitholder interests to current redemption value	$14,406	$1,562
Conversion of preferred stock to common stock	$—	$51,272

See accompanying notes.

NATIONWIDE HEALTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

March 31, 2011

1. Organization

Nationwide Health Properties, Inc., a Maryland corporation, is a real estate investment trust (“REIT”) that invests in healthcare related real estate, primarily senior housing, long-term care properties and medical office buildings. Whenever we refer herein to “NHP” or to “us” or use the terms “we” or “our,” we are referring to Nationwide Health Properties, Inc. and its subsidiaries, unless the context otherwise requires.

We primarily make our investments by acquiring an ownership interest in senior housing and long-term care facilities and leasing them to unaffiliated tenants under “triple-net” “master” leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. We also invest in medical office buildings which are not generally subject to “triple-net” leases and generally have multiple tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). Some of the medical office buildings are subject to “triple-net” leases. In addition, but to a much lesser extent because we view the risks of this activity to be greater due to less favorable bankruptcy treatment and other factors, from time to time, we extend mortgage loans and other financing to operators.

We believe we have operated in such a manner as to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). We intend to continue to qualify as such and therefore distribute at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding capital gain) to our stockholders. If we qualify for taxation as a REIT, and we distribute 100% of our taxable income to our stockholders, we will generally not be subject to U.S. federal income taxes on our income that is distributed to stockholders. Accordingly, no provision has been made for federal income taxes.

As of March 31, 2011, we had investments in 665 healthcare facilities, one land parcel, three development projects and one asset held for sale located in 42 states.

At March 31, 2011, one of our triple-net lease tenants accounted for more than 10% of our revenues, Brookdale Senior Living, Inc. (“Brookdale”), which accounted for 11.2% of our revenues.

2. Summary of Significant Accounting Policies

Basis of Presentation

We have prepared the condensed consolidated financial statements included herein without audit. These financial statements include all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the three months ended March 31, 2011 and 2010 pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). All such adjustments are of a normal recurring nature.

Certain items in prior period financial statements have been reclassified to conform to current year presentation, including those required by the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment (“ASC 360”), which require the operating results of any assets with their own identifiable cash flows that are disposed of or held for sale and in which we have no continuing interest to be removed from income from continuing operations and reported as discontinued operations.

Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted pursuant to these rules and regulations. Although we believe that the disclosures in the financial statements included herein are adequate to make the information presented not misleading, these condensed consolidated financial statements should be read in conjunction with our financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. The results of operations for the three months ended March 31, 2011 and 2010 are not necessarily indicative of the results for a full year.

NATIONWIDE HEALTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

We have evaluated events subsequent to March 31, 2011 for their impact on our condensed consolidated financial statements (see Note 19).

Principles of Consolidation

The condensed consolidated financial statements include our accounts, the accounts of our wholly owned subsidiaries and the accounts of our joint ventures that are controlled through voting rights or other means. We apply the provisions of ASC Topic 810, Consolidation (“ASC 810”), for arrangements with variable interest entities (“VIEs”) and would consolidate those VIEs where we are the primary beneficiary. All material intercompany accounts and transactions have been eliminated.

Our judgment with respect to our level of influence or control of an entity and whether we are the primary beneficiary of a VIE involves the consideration of various factors including, but not limited to, the form of our ownership interest, our representation on the entity’s governing body, the size of our investment, estimates of future cash flows, our ability to participate in policy-making decisions and the rights of the other investors to participate in the decision-making process and to replace us as manager and/or liquidate the venture, if applicable. Our ability to correctly assess our influence or control over an entity or determine the primary beneficiary of a VIE affects the presentation of these entities in our consolidated financial statements.

As of March 31, 2011, we leased ten facilities under triple-net leases with fixed price purchase options through eight wholly owned, consolidated subsidiaries that have been identified as VIEs and for which we have been identified as the primary beneficiary. The carrying value of the facilities was $107.6 million as of March 31, 2011, and the purchase options are exercisable between 2011 and 2021.

We apply the provisions of ASC Topic 323, Investments — Equity Method and Joint Ventures (“ASC 323”), to investments in joint ventures. Investments in entities that we do not consolidate but for which we have the ability to exercise significant influence over operating and financial policies are reported under the equity method. Under the equity method of accounting, our share of the entity’s earnings or losses is included in our operating results.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Segment Reporting

We report our consolidated financial statements in accordance with the provisions of ASC Topic 280, Segment Reporting. We operate in two segments based on our investment and leasing activities: triple-net leases and multi-tenant leases (see Note 17).

Revenue Recognition

We derive the majority of our revenue from leases related to our real estate investments and a much smaller portion of our revenue from mortgage loans, other financing activities and other miscellaneous income. Revenue is recognized when it is realized or is realizable and earned.

Rental income from operating leases is recognized in accordance with the provisions of ASC Topic 840, Leases, and ASC Topic 605, Revenue Recognition. Our leases generally contain annual rent escalators. Many of our leases contain non-contingent rent escalators for which we recognize income on a straight-line basis over the lease term. Recognizing income on a straight-line basis requires us to calculate the total non-contingent rent to be paid over the life of a lease and to recognize the revenue evenly over that life. This method results in rental income in the early years of a lease being higher than actual cash received, creating a straight-line rent receivable asset included in the caption “Other assets” on our consolidated balance sheets. At some point during the lease, depending on its terms, the cash rent payments eventually exceed the straight-line rent which results in the straight-line rent

NATIONWIDE HEALTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

receivable asset decreasing to zero over the remainder of the lease term. Certain leases contain rent escalators contingent on revenues or other factors, including increases based on changes in the Consumer Price Index. Such revenue increases are recognized as the related contingencies are met.

We assess the collectability of straight-line rent in accordance with the applicable accounting standards and our reserve policy and defer recognition of straight-line rent if its collectability is not reasonably assured. Our assessment of the collectability of straight-line rent is based on several factors, including the financial strength of the tenant and any guarantors, the historical operations and operating trends of the facility, the historical payment pattern of the tenant and the type of facility, among others. If our evaluation of these factors indicates we may not receive the rent payments due in the future, we defer recognition of the straight-line rental income and, depending on the circumstances, we will provide a reserve against the previously recognized straight-line rent receivable asset for a portion, up to its full value, that we estimate may not be recoverable. If we change our assumptions or estimates regarding the collectability of future rent payments required by a lease, we may adjust our reserve to increase or reduce the rental revenue recognized, and/or to increase or reduce the reserve against the existing straight-line rent receivable balance.

We recorded $2.4 million and $1.7 million of revenues in excess of cash received during the three months ended March 31, 2011 and 2010, respectively. We had straight-line rent receivables, net of reserves, recorded under the caption “Other assets” on our consolidated balance sheets of $41.8 million at March 31, 2011 and $39.3 million at December 31, 2010, net of reserves of $120.3 million and $114.7 million, respectively. We evaluate the collectability of the straight-line rent receivable balances on an ongoing basis and provide reserves against receivables we believe may not be fully recoverable. The ultimate amount of straight-line rent we realize could vary from the amounts currently recorded.

Interest income from loans, including discounts and premiums, is recognized using the effective interest method when collectability is reasonably assured. The effective interest method is applied on a loan-by-loan basis, and discounts and premiums are recognized as yield adjustments over the term of the related loans. We recognize interest income on impaired loans to the extent our estimate of the fair value of the collateral is sufficient to support the balance of the loans, other receivables and all related accrued interest. Once the total of the loans, other receivables and all related accrued interest is equal to our estimate of the fair value of the collateral, we recognize interest income on a cash basis. We provide reserves against impaired loans to the extent our total investment exceeds our estimate of the fair value of the loan collateral.

We recognize sales of facilities upon closing. Payments received from purchasers prior to closing are recorded as deposits. Gains on facilities sold are recognized using the full accrual method upon closing when the requirements of gain recognition on sale of real estate under the provisions of ASC 360 are met, including: the collectability of the sales price is reasonably assured; we have received adequate initial investment from the buyer; we are not obligated to perform significant activities after the sale to earn the gain; and other profit recognition criteria have been satisfied. Gains may be deferred in whole or in part until the sales satisfy these requirements. We had $15.1 million and $20.3 million of deferred gains included in the caption “Mortgage loans receivable, net” at March 31, 2011 and December 31, 2010, respectively.

Gains on facilities sold to unconsolidated joint ventures in which we maintain an ownership interest are included in income from continuing operations, and the portion of the gain representing our retained ownership interest in the joint venture is deferred and included in the caption “Accounts payable and accrued liabilities” on our consolidated balance sheets. We had $15.3 million of such deferred gains at March 31, 2011 and December 31, 2010. All other gains are included in discontinued operations.

Investments in Real Estate

We record properties at cost and use the straight-line method of depreciation for buildings and improvements over their estimated remaining useful lives of up to 40 years, generally 20 to 40 years depending on factors including building type, age, quality and location. We review and adjust useful lives periodically. Depreciation expense from continuing operations was $33.9 million and $27.1 million for the three months ended March 31, 2011 and 2010, respectively.

NATIONWIDE HEALTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

We allocate purchase prices of properties in accordance with the provisions of ASC Topic 805, Business Combinations (“ASC 805”), which require that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. ASC 805 also establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. During the three months ended March 31, 2011 and 2010, we incurred $5.1 million and $1.4 million, respectively, of merger and acquisition costs that are included on our consolidated income statements.

The allocation of the cost between land, building and, if applicable, equipment and intangible assets and liabilities, and the determination of the useful life of a property are based on management’s estimates, which are based in part on independent appraisals or other consultants’ reports. For our triple-net leased facilities, the allocation is made as if the property was vacant, and a significant portion of the cost of each property is allocated to buildings. This amount generally approximates 90% of the total property value. Historically, we have generally acquired properties and simultaneously entered into a new market rate lease for the entire property with one tenant. For our multi-tenant medical office buildings, the percentage allocated to buildings may be substantially lower as allocations are made to assets such as lease-up intangible assets, above market tenant and ground lease intangible assets and in-place lease intangible assets (collectively, “Intangible assets”) included on our consolidated balance sheets and/or below market tenant and ground lease intangible liabilities included in the caption “Accounts payable and accrued liabilities” on our consolidated balance sheets.

We calculate depreciation and amortization on equipment and lease costs using the straight-line method based on estimated useful lives of up to five years or the lease term, whichever is appropriate. We amortize intangible assets and liabilities over the remaining lease terms of the respective leases to real estate amortization expense or medical office building operating rent, as appropriate. We review and adjust useful lives periodically.

We capitalize direct costs, including interest costs, associated with the development and construction of real estate assets while substantive activities are ongoing to prepare the assets for their intended use.

Asset Impairment

We review our long-lived assets individually on a quarterly basis to determine if there are indicators of impairment in accordance with the provisions of ASC 360. Indicators may include, among others, a tenant’s inability to make rent payments, operating losses or negative operating trends at the facility level, notification by a tenant that it will not renew its lease, or a decision to dispose of an asset or adverse changes in the fair value of any of our properties. For operating assets, if indicators of impairment exist, we compare the undiscounted cash flows from the expected use of the property to its net book value to determine if impairment exists. The evaluation of the undiscounted cash flows from the related lease agreement and expected use of the property is highly subjective and is based in part on various factors and assumptions, including, but not limited to, historical operating results, available market information and known trends and market/economic conditions that may affect the property, as well as estimates of future operating income, occupancy, rental rates, leasing demand and competition. If the sum of the future estimated undiscounted cash flows is higher than the current net book value, we conclude no impairment exists. If the sum of the future estimated undiscounted cash flows is lower than its current net book value, we recognize an impairment loss for the difference between the net book value of the asset and its estimated fair value. To the extent we decide to sell an asset, we recognize an impairment loss if the current net book value of the asset exceeds its fair value less selling costs.

We evaluate our equity method investments for impairment whenever events or changes in circumstances indicate that the carrying value of our investment in an unconsolidated joint venture may exceed the fair value. If it is determined that a decline in the fair value of our investment in an unconsolidated joint venture is other-than-temporary, and if such reduced fair value is below its carrying value, an impairment is recorded. The determination of the fair value of investments in unconsolidated joint ventures involves significant judgment. Our estimates consider all available evidence including, as appropriate, the present value of the expected future cash flows discounted at market rates, general economic conditions and trends and other relevant factors.

The above analyses require us to determine whether there are indicators of impairment for individual assets or investments in unconsolidated joint ventures, to estimate the most likely stream of cash flows from operating

NATIONWIDE HEALTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

assets and to determine the fair value of assets that are impaired or held for sale. If our assumptions, projections or estimates regarding an asset change in the future, we may have to record an impairment charge to reduce or further reduce the net book value of such individual asset or investment in unconsolidated joint venture.

No impairment charges were recorded during the three months ended March 31, 2011 or 2010.

Collectability of Receivables

We evaluate the collectability of our rent, mortgage and other loans and other receivables on a regular basis based on factors including, among others, payment history, the financial strength of the borrower and any guarantors, the value of the underlying collateral, the operations and operating trends of the underlying collateral, if any, the asset type and current economic conditions. If our evaluation of these factors indicates we may not recover the full value of the receivable, we provide a reserve against the portion of the receivable that we estimate may not be recovered. This analysis requires us to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected. We had reserves included in the caption “Receivables, net” on our consolidated balance sheets of $13.7 million as of March 31, 2011 and $14.9 million as of December 31, 2010.

For our mortgage loans, the evaluation emphasizes the operations, operating trends, financial performance and value of the underlying collateral, and for our other loans, the evaluation emphasizes the financial strength of the borrower and any guarantors. Our quarter-end evaluation was performed using operating and financial information as of February 28, 2011, and based on this evaluation, our mortgage and other loans are grouped into three classes — good standing, watch list and special monitoring. For loans classified as good standing, the likelihood of loss is remote, and while borrowers may be current on all required payments for loans classified as watch list or special monitoring, there are other factors considered in our evaluation which cause the likelihood of loss to be reasonably possible. Our analysis did not identify any mortgage loans for which we believe we may not recover the full value of the receivable, and as such, no reserves for mortgage loans receivable have been recorded as of March 31, 2011. Our analysis identified certain other loans for which we believe we may not recover the full value of the receivable, and we have recorded $5.9 million of reserves for other loans receivable as of March 31, 2011. The balances of mortgage and other loans by class as of March 31, 2011 were as follow:

		Deferred Gains		Carrying
	Principal	and Discounts	Reserves	Amount
	(In thousands)
Mortgage loans receivable:
Good standing	$248,097	$(14,725)	$—	$233,372
Watch list	23,846	(1,139)	—	22,707
Special monitoring	6,596	—	—	6,596
	$278,539	$(15,864)	$—	$262,675

			Carrying
	Principal	Reserves	Amount
	(In thousands)
Other loans receivable:
Good standing	$62,623	$—	$62,623
Watch list	5,000	(1,406)	3,594
Special monitoring	4,846	(4,446)	400
	$72,469	$(5,852)	$66,617

The following table summarizes the changes in reserves for other loans receivable during the three months ended March 31, 2011:

NATIONWIDE HEALTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

Reserves
(In thousands)
Balance at January 1, 2011	$(6,057)
Reversal of reserves	205
Balance at March 31, 2011	$(5,852)

Cash and Cash Equivalents

Cash and cash equivalents include short-term investments with original maturities of three months or less when purchased.

Capital Raising Costs

Deferred financing costs are included in the caption “Other assets” on our consolidated balance sheets and are amortized as a component of interest expense over the terms of the related borrowings using a method that approximates a level yield. Deferred financing cost amortization is included in the caption “Interest expense” on our consolidated income statements. Costs incurred in connection with the issuance of common stock are recorded as a reduction of capital in excess of par value.

Derivatives

In the normal course of business, we are exposed to financial market risks, including interest rate risk on our interest-bearing liabilities. We endeavor to limit these risks by following established risk management policies, procedures and strategies, including, on occasion, the use of derivative instruments. We do not use derivative instruments for trading or speculative purposes.

Derivative instruments are recorded on our consolidated balance sheets as assets or liabilities based on each instrument’s fair value. Changes in the fair value of derivative instruments are recognized currently in earnings, unless the derivative instrument meets the criteria for hedge accounting contained in ASC Topic 815, Derivatives and Hedging (“ASC 815”). If the derivative instruments meet the criteria for a cash flow hedge, the gains and losses recognized upon changes in the fair value of the derivative instrument are recorded in other comprehensive income. Gains and losses on a cash flow hedge are reclassified into earnings when the forecasted transaction affects earnings. A contract that is designated as a hedge of an anticipated transaction which is no longer likely to occur is immediately recognized in earnings.

For investments in entities reported under the equity method of accounting, we record our pro rata share of the entity’s derivative instruments’ fair value, other comprehensive income or loss and gains and losses determined in accordance with ASC 323 and ASC 815 as applicable.

Redeemable Limited Partnership Unitholders

NHP/PMB L.P. (“NHP/PMB”) is a limited partnership that we formed in February 2008 to acquire properties from entities affiliated with Pacific Medical Buildings LLC. We consolidate NHP/PMB consistent with the provisions of ASC 810, as our wholly owned subsidiary is the general partner and exercises control. As of March 31, 2011 and December 31, 2010, third party investors owned 2,176,700 Class A limited partnership units in NHP/PMB (“OP Units”), which represented 32.0% of the total units outstanding at March 31, 2011 and December 31, 2010. As of March 31, 2011 and December 31, 2010, 4,619,330 Class B limited partnership units in NHP/PMB were outstanding, respectively, all of which were held by our subsidiaries.

After a one year holding period, the OP Units are exchangeable for cash or, at our option, shares of our common stock equal to the “REIT Shares Amount” per OP Unit. As of March 31, 2011, the REIT Shares Amount was 1.000. We have entered into a registration rights agreement with the holders of the OP Units which, subject to the terms and conditions set forth therein, obligates us to register the shares of common stock that we may issue in exchange for such OP Units. As registration rights are outside of our control, the redeemable OP unitholder interests

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are classified outside of permanent equity on our consolidated balance sheets. As of March 31, 2011, the OP Units had been outstanding for one year or longer and were exchangeable for cash of $92.6 million.

We applied the provisions of ASC Topic 480, Distinguishing Liabilities from Equity, to reflect the redeemable OP unitholder interests at the greater of cost or fair value. As of March 31, 2011, the fair value of the OP Units exceeded the cost basis by $31.2 million, and the adjustment was recorded through capital in excess of par value. The value of the OP Units held by redeemable OP unitholder interests was $92.6 million and $79.2 million at March 31, 2011 and December 31, 2010, respectively.

Noncontrolling Interests

We have four consolidated joint ventures in which we have equity interests, ranging from 71% to 95%, in nine multi-tenant medical office buildings and one development project.

NHP/PMB has equity interests, ranging from 50% to 69%, in three joint ventures which each own one multi-tenant medical office building. The joint ventures are consolidated by NHP/PMB, and we consolidate NHP/PMB in our consolidated financial statements.

We also have six partnerships in which we have equity interests, ranging from 51% to 96%, in 18 triple-net leased facilities. We consolidate the partnerships in our consolidated financial statements.

Stock-Based Compensation

We account for stock-based compensation in accordance with the provisions of ASC Topic 718, Compensation-Stock Compensation, which require stock-based compensation awards to be valued at the fair value on the date of grant and amortized as an expense over the vesting period and require any dividend equivalents earned to be treated as dividends for financial reporting purposes. Net income reflects stock-based compensation expense of $1.8 million and $1.6 million for the three months ended March 31, 2011 and 2010, respectively.

Income Taxes

We intend to continue to qualify as a REIT under Sections 856 through 860 of the Code, and accordingly, no provision has been made for federal income taxes. However, we are subject to certain state and local taxes on our income and/or property, and these amounts are included in the expense caption “General and administrative” on our consolidated income statements.

As part of the process of preparing our consolidated financial statements, significant management judgment is required to estimate our compliance with REIT requirements. Our determinations are based on interpretation of tax laws, and our conclusions may have an impact on the income tax expense recognized. Adjustments to income tax expense may be required as a result of i) audits conducted by federal and state tax authorities; ii) our ability to qualify as a REIT; iii) the potential for built-in-gain recognized related to prior-tax-free acquisitions of C corporations; and iv) changes in tax laws. Adjustments required in any given period are included in income, other than adjustments to income tax liabilities acquired in business combinations, which would be adjusted through goodwill.

Earnings per Share (EPS)

Basic EPS is computed by dividing income from continuing operations available to common stockholders by the weighted average common shares outstanding. Income from continuing operations available to common stockholders is calculated by deducting amounts attributable to noncontrolling interests, amounts attributable to participating securities and dividends declared on preferred stock from income from continuing operations.

We apply the provisions of ASC Topic 260, Earnings per Share, which require that the two-class method of computing basic earnings per share be applied when there are unvested share-based payment awards that contain rights to nonforfeitable dividends outstanding during a reporting period. These participating securities share in undistributed earnings with common stockholders for purposes of calculating basic earnings per share.

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Diluted EPS includes the effect of any potential shares outstanding, which for us is comprised of dilutive stock options, other share-settled compensation plans and, if the effect is dilutive, our 7.75% Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”), which was redeemed on January 18, 2010, and/or OP Units. The dilutive effect of stock options and other share-settled compensation plans that do not contain rights to nonforfeitable dividends is calculated using the treasury stock method with an offset from expected proceeds upon exercise of the stock options and unrecognized compensation expense.

Fair Value

We apply the provisions of ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) to our financial assets and liabilities measured at fair value on a recurring basis and to our nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 also specifies a three-level hierarchy of valuation techniques based upon whether the inputs reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect our own assumptions of market participant valuation (unobservable inputs) and requires the use of observable inputs if such data is available without undue cost and effort. The hierarchy is as follows:

•              Level 1 — quoted prices for identical instruments in active markets.

•              Level 2 — observable inputs other than Level 1 inputs, including quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and other derived valuations with significant inputs or value drivers that are observable or can be corroborated by observable inputs in active markets.

•              Level 3 — unobservable inputs or derived valuations with significant inputs or value drivers that are unobservable.

Fair value measurements at March 31, 2011 are as follows:

	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Financial assets	$5,549	$5,549	$—	$—
Financial liabilities	(5,549)	(5,549)	—	—
Interest rate swaps	12,161	—	12,161	—
Redeemable OP unitholder interests	92,575	—	92,575	—
	$104,736	$—	$104,736	$—

Amounts related to our deferred compensation plan are invested in various financial assets, and the fair value of the corresponding assets and liabilities is based on market quotes. Interest rate swaps are valued using standard derivative pricing models that consider forward yield curves and discount rates. OP Units are exchangeable for cash or, at our option, shares of our common stock equal to the REIT Shares Amount. As such, the fair value of OP Units outstanding at March 31, 2011 is based on the closing price of our common stock on March 31, 2011, which was $42.53 per share.

The provisions of ASC Topic 825, Financial Instruments, provide companies with an option to report selected financial assets and liabilities at fair value and establish presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. We have not elected to apply the fair value option to any specific financial assets or liabilities.

The carrying amount of cash and cash equivalents approximates fair value because of the short maturities of these instruments. The fair value of mortgage and other loans receivable are based upon the estimates of

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management and on rates currently prevailing for comparable loans. The fair value of long-term debt is estimated based on discounting future cash flows utilizing current rates offered to us for debt of a similar type and remaining maturity.

The table below details the book value and fair value for mortgage and other loans receivable and the components of long-term debt at March 31, 2011. These fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of these financial instruments.

	Book Value	Fair Value
	(In thousands)
Mortgage loans receivable	$278,538	$280,786
Other loans receivable	$72,469	$65,191
Unsecured senior credit facility	$245,000	$245,000
Senior notes	$991,633	$1,084,862
Notes and bonds payable	$365,164	$357,188

Impact of New Accounting Standards Updates

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures About Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 adds new requirements for disclosures of significant transfers into and out of Levels 1, 2 and 3 of the fair value hierarchy, the reasons for the transfers and the policy for determining when transfers are recognized. ASU 2010-06 also adds new requirements for disclosures about purchases, sales, issuances and settlements on a gross rather than net basis relating to the reconciliation of the beginning and ending balances of Level 3 recurring fair value measurements. It also clarifies the level of disaggregation to require disclosures by “class” rather than by “major category of assets and liabilities” and clarifies that a description of inputs and valuation techniques used to measure fair value is required for both recurring and nonrecurring fair value measurements classified as Level 2 or 3. ASU 2010-06 became effective January 1, 2010 except for the requirements to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis which became effective January 1, 2011. The adoption of ASU 2010-06 did not have a material impact on our results of operations or financial position.

In July 2010, the FASB issued ASU 2010-20, Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU 2010-20”). ASU 2010-20 amends ASC Topic 310, Receivables, to require additional disclosures regarding credit quality and the allowance for credit losses related to financing receivables, including credit quality indicators and past due and modification information. Disclosures must be disaggregated by segment and class. The disclosures as of the end of a reporting period became effective December 31, 2010, and the disclosures about activity that occurs during a reporting period became effective January 1, 2011. The adoption of ASU 2010-20 did not have a material impact on our results of operations or financial position.

3. Real Estate Properties

As of March 31, 2011, we had investments in the following consolidated facilities:

Assisted and independent living facilities	268
Skilled nursing facilities	183
Continuing care retirement communities	10
Specialty hospitals	7
Triple-net medical office buildings	24
Multi-tenant medical office buildings, including 21 owned by consolidated joint ventures (see Note 5)	84
576

We lease our owned senior housing and long-term care facilities and certain medical office buildings to single tenants under “triple-net,” and in most cases, “master” leases that are accounted for as operating leases. These leases generally have an initial term of up to 20 years and generally have two or more multiple-year renewal options.

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As of March 31, 2011, approximately 87% of these facilities were leased under master leases. In addition, the majority of these leases contain cross-collateralization and cross-default provisions tied to other leases with the same tenant, as well as grouped lease renewals and grouped purchase options. As of March 31, 2011, leases covering 431 triple-net leased facilities were backed by security deposits consisting of irrevocable letters of credit or cash totaling $89.3 million. Under the terms of the leases, the tenant is responsible for all maintenance, repairs, taxes, insurance and capital expenditures on the leased properties. As of March 31, 2011, leases covering 399 facilities contained provisions for property tax impounds, and leases covering 284 facilities contained provisions for capital expenditure impounds. We generally lease medical office buildings to multiple tenants under separate non-triple-net leases, where we are responsible for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). However, some of the medical office buildings are subject to triple-net leases, where the lessees are responsible for the associated operating expenses.

During the three months ended March 31, 2011, we acquired six skilled nursing facilities and one assisted and independent living facility subject to triple-net leases and one multi-tenant medical office building in three separate transactions for an aggregate investment of $121.4 million, including a $12.0 million contingent purchase price obligation which is included in the caption “Accounts payable and accrued liabilities” on our consolidated balance sheets as of March 31, 2011.

As of March 31, 2011, we had entered into agreements to develop two assisted and independent living facilities. Costs of $2.2 million were incurred during the three months ended March 31, 2011 and are included in the caption “Development in progress on our consolidated balance sheets.

During the three months ended March 31, 2011, we funded $3.3 million in expansions, construction and capital improvements at certain facilities in our triple-net leases segment in accordance with existing lease provisions. Such expansions, construction and capital improvements generally result in an increase in the minimum rents earned by us on these facilities either at the time of funding or upon completion of the project. As of March 31, 2011, we had committed to fund additional expansions, construction and capital improvements of $10.9 million. During the three months ended March 31, 2011, we also funded $0.3 million in capital and tenant improvements at certain multi-tenant medical office buildings.

During the three months ended March 31, 2011, we sold one skilled nursing facility not previously transferred to assets held for sale for net cash proceeds of $7.5 million that resulted in a gain of $5.4 million which is included the caption “Gain on sale of facilities, net” in “Discontinued operations” on our consolidated income statements.

No impairment charges were recorded on our real estate properties during three months ended March 31, 2011 or 2010.

Hearthstone Senior Living

In February 2011, our tenant, Hearthstone Senior Services, L.P. (“Hearthstone”), notified us that it would be unable to pay the rent then due under its leases with us, and asked us to amend certain terms of the leases to make rents achievable. In order to substantially increase the ability of Hearthstone to meet its future obligations, and thereby protecting our interest, we agreed to certain modifications of the terms of our leases with Hearthstone that include, among other things, a reduction in the aggregate rent payable by $7.4 million for the lease year ending February 2012, and by $6.4 million for subsequent lease years through 2021. After giving effect to these reductions, the aggregate rent payable by Hearthstone is $31.7 million for the first lease year, $33.7 million for the second lease year and increases by 3% each year thereafter. In connection with the lease modifications, we also obtained the right to terminate any and all of our leases with Hearthstone at any time without cause. We hold a $6.0 million letter of credit that secures Hearthstone’s payment obligations to us. However, it is possible that the letter of credit may not be sufficient to compensate us for any future losses or expenses that may arise if Hearthstone defaults under its leases with us. Other terms of our modified arrangements with Hearthstone include:

•                  We have eliminated supplemental rent obligations, except for supplemental rent accrued prior to February 1, 2011, which totals $6.0 million and becomes payable (i) in full upon an event of default by

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Hearthstone for which NHP chooses to exercise its remedies, (ii) in full upon a sale of Hearthstone and (iii) in part, if we exercise our right to terminate the leases with Hearthstone without cause.

•                  We will be entitled to receive revenue participation rent, payable monthly and calculated as 20% of incremental gross revenue over the base month of February 2011, commencing February 1, 2012 and capped in any one year at $6.4 million (subject to annual increases of 3%).

•                  Upon exercise of our right to terminate the leases without cause, Hearthstone must enter into an operations transfer agreement with a successor operator to allow for an efficient transfer of operations to our designee.

•                  If we exercise the right to terminate the Hearthstone leases without cause, upon transition of the facilities to a licensed replacement operator we must release to Hearthstone a portion of the $6.0 million letter of credit. The amount released is $3.0 million if the transition occurs prior to September 1, 2011, and increases by $1 million for every six month period thereafter.

•                  The Chief Executive Officer of Hearthstone has executed a guaranty in our favor that would obligate him to reimburse us the amount of any (i) distributions in excess of permitted amounts, (ii) compensation paid to him in excess of permitted amounts, and (iii) losses arising from customary “bad boy” acts such as fraud, or misappropriation of funds, rents or insurance proceeds.

4. Mortgage Loans Receivable

As of March 31, 2011, we held 19 mortgage loans receivable secured by:

Multi-tenant medical office buildings	27
Skilled nursing facilities	20
Assisted and independent living facilities	7
Continuing care retirement communities	1
Land parcel	1
56

As of March 31, 2011, the mortgage loans receivable had an aggregate principal balance of $278.5 million and are reflected in our consolidated balance sheets net of aggregate deferred gains and discounts totaling $15.9 million, with individual outstanding principal balances ranging from $0.7 million to $83.1 million and maturities ranging from 2010 to 2031. We had a $6.6 million mortgage loan which matured during 2010 and is expected to be repaid in full during the second quarter of 2011. The borrower was current on all interest payments as of March 31, 2011.

In connection with the funding of a mortgage loan secured by a skilled nursing facility during 2010, we agreed to fund up to $10.9 million to expand the facility. During the three months ended March 31, 2011, we funded $1.3 million under the agreement.

During the three months ended March 31, 2011, we also funded $0.1 million on other existing loans.

During the three months ended March 31, 2011, one mortgage loan to Brookdale secured by five assisted and independent living facilities with a carrying value of $28.3 million (net of a deferred gain of $4.7 million) was prepaid. The deferred gain was recognized and included in the caption “Gain on sale of facilities, net” in “Discontinued operations” on our consolidated income statements.

During the three months ended March 31, 2011, we also recognized a deferred gain on sale of $0.5 million under the installment method for facilities previously sold to the tenants for which we provided a mortgage loan that matures in 2013. The gain is included in the caption “Interest and other income” on our consolidated income statements.

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5. Medical Office Building Joint Ventures

As of March 31, 2011, NHP/PMB owned 12 multi-tenant medical office buildings, three of which are owned through consolidated joint ventures. During the three months ended March 31, 2011, NHP/PMB funded $49,000 in capital and tenant improvements at certain facilities, and cash distributions of $1.0 million and $2.6 million were made to Class A and Class B unitholders, respectively.

As of March 31, 2011, we owned nine multi-tenant medical office buildings through consolidated joint ventures. During the three months ended March 31, 2011, the joint ventures funded $0.5 million in capital and tenant improvements at certain facilities. During the three months ended March 31, 2011, operating cash distributions from the joint ventures of $0.1 million were made to us.

As of March 31, 2011, we owned one development project through a consolidated joint venture. During the three months ended March 31, 2011, the joint venture incurred costs of $1.9 million which are included in the caption “Development in progress” on our consolidated balance sheets. During the three months ended March 31, 2011, the joint venture obtained a $36.5 million construction loan under which $4.2 million has been drawn and remains outstanding at March 31, 2011. No cash distributions were made during the three months ended March 31, 2011.

All intercompany balances with our consolidated joint ventures have been eliminated for purposes of our consolidated financial statements.

6. Investment in Unconsolidated Joint Ventures

The following table sets forth the amounts from our unconsolidated joint ventures included in the caption “Income from unconsolidated joint ventures” on our consolidated income statements for the periods presented:

	Three months ended
	March 31,
	2011	2010
	(In thousands)
Management fees:
State pension fund investor	$1,201	$1,061
NHP share of net income (loss):
State pension fund investor	311	246
PMB Real Estate Services LLC	(47)	28
PMB SB 399-401 East Highland LLC	—	12
	$1,465	$1,347

State Pension Fund Investor

As of March 31, 2011, we owned interests in 34 triple-net leased facilities through a joint venture with a state pension fund investor. During the three months ended March 31, 2011, we received distributions of $1.0 million from the joint venture.

PMB Real Estate Services LLC

In 2008, we entered into an agreement with Pacific Medical Buildings LLC to acquire a 50% interest in PMB Real Estate Services LLC (“PMBRES”), a full service property management company. An additional payment equal to six times the Normalized Net Operating Profit, as defined, of PMBRES for 2010 was to be made on or before March 31, 2011. During 2010, PMBRES had a net operating loss, and as such, no additional payment was made on or before March 31, 2011. PMBRES provides property management services for 33 multi-tenant medical office buildings that we own or in which we have an ownership interest.

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March 31, 2011

PMB SB 399-401 East Highland LLC

In 2008, we acquired a noncontrolling interest in PMB SB 399-401 East Highland LLC (“PMB SB”), an entity that owned two multi-tenant medical office buildings, and as of March 1, 2010, we acquired the remaining interest in PMB SB. In connection with the acquisition, we re-measured our previously held equity interest at the acquisition date fair value based on an independent consultant’s report and recognized a net gain on the re-measurement of $0.6 million which is included in the caption “Interest and other income” on our consolidated income statements.

7. Assets Held for Sale

During 2010, we transferred one skilled nursing facility and one medical office building to assets held for sale. The skilled nursing facility was sold in January 2011 for net cash proceeds of $0.8 million, resulting in a gain of $0.5 million which is included in the caption “Gain on sale of facilities, net” in “Discontinued operations” on our consolidated income statements. The tenant of the medical office building has filed bankruptcy, and an impairment charge of $15.0 million was recognized during 2010 in discontinued operations based on broker estimates of fair value, comparable sales in the local submarket and an unsolicited cash offer received during 2010. We intend to sell the medical office building within one year.

8. Intangible Assets and Liabilities

Intangible assets include items such as lease-up intangible assets, above market tenant and ground lease intangible assets and in-place lease intangible assets. Intangible liabilities include below market tenant and ground lease intangible liabilities and are included in the caption “Accounts payable and accrued liabilities” on our consolidated balance sheets. As of March 31, 2011 and December 31, 2010, intangible assets and liabilities consisted of:

	March 31,	December 31,
	2011	2010
	(In thousands)
Gross intangible assets	$202,673	$211,134
Accumulated amortization	(47,290)	(47,896)
	$155,383	$163,238

Gross intangible liabilities	$18,227	$18,643
Accumulated amortization	(5,461)	(5,398)
	$12,766	$13,245

The amortization of above/below market lease intangibles is included in the caption “Medical office building operating rent” on our consolidated income statements. The amortization of other intangible assets and liabilities is included in the caption “Depreciation and amortization” on our consolidated income statements. The following table sets forth amounts included on our consolidated income statements related to the amortization of intangible assets and liabilities for the periods presented:

	Three months ended
	March 31,
	2011	2010
	(In thousands)
Amortization:
Above/below market lease intangibles	$134	$(62)
Other intangible assets and liabilities	4,529	4,008
	$4,663	$3,946

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9. Other Assets

As of March 31, 2011 and December 31, 2010, other assets consisted of:

	March 31,	December 31,
	2011	2010
	(In thousands)
Other receivables, net of reserves of $5.9 million and $6.1 million at March 31, 2011 and December 31, 2010, respectively	$66,617	$68,200
Straight-line rent receivables, net of reserves of $120.3 million and $114.7 million at March 31, 2011 and December 31, 2010, respectively	41,771	39,331
Prepaid ground leases	12,741	12,804
Investments and restricted funds	12,741	12,567
Interest rate swaps	12,161	11,157
Deferred financing costs	8,138	8,566
Capitalized lease and loan origination costs	6,932	1,910
Other	8,023	3,500
	$169,124	$158,035

Included in other receivables at both March 31, 2011 and December 31, 2010, are two unsecured loans to Emeritus Corporation in the amount of $21.4 million and $30.0 million. The loans mature in March 2017.

10. Debt

Unsecured Senior Credit Facility

As of March 31, 2011 and December 31, 2010, we had $245.0 million and $175.0 million, respectively, outstanding on our $700.0 million revolving unsecured senior credit facility. At our option, borrowings under the credit facility bear interest at the prime rate (3.25% at March 31, 2011) or applicable LIBOR plus 0.70% (0.95% at March 31, 2011). We pay a facility fee of 0.15% per annum on the total commitment under the agreement. The credit facility matures on December 15, 2011. As of March 31, 2011, we were in compliance with all covenants under the credit facility.

Senior Notes

The aggregate principal amount of notes outstanding at each of March 31, 2011 and December 31, 2010 was $991.6 million, and the weighted average interest rate on the notes was 6.47%. The weighted average maturity was 3.7 years and 4.0 years as of March 31, 2011 and December 31, 2010, respectively.

Notes and Bonds Payable

The aggregate principal amount of notes and bonds payable at March 31, 2011 was $365.2 million. Notes and bonds payable are due through the year 2036, at interest rates ranging from 0.83% to 8.63% and are secured by real estate properties with an aggregate net book value as of March 31, 2011 of $527.6 million. As of March 31, 2011, the weighted average interest rate on the notes and bonds payable was 5.53% and the weighted average maturity was 7.0 years. As of December 31, 2010, the aggregate amount of notes and bonds payable was $362.6 million, and the notes and bonds payable had a weighted average interest rate of 5.59% and a weighted average maturity of 7.2 years.

During the three months ended March 31, 2011, our consolidated joint venture which owns a development project obtained a $36.5 million construction loan under which $4.2 million has been drawn and remains outstanding at March 31, 2011.

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Debt Maturities

The principal balances of our debt as of March 31, 2011 mature as follows:

Year	Credit Facility	Senior Notes	Notes and Bonds Payable	Total
	(In thousands)
2011	$245,000	$339,040	$—	$584,040
2012	—	72,950	38,128	111,078
2013	—	269,850	41,961	311,811
2014	—	—	37,383	37,383
2015	—	234,420	35,115	269,535
Thereafter (1)	—	75,373	212,577	287,950
	$245,000	$991,633	$365,164	$1,601,797

(1)     There are $52.4 million of senior notes due in 2037 which may be put back to us at their face amount at the option of the holder on October 1 of any of the following years: 2012, 2017 or 2027. There are $23.0 million of senior notes due in 2038 which may be put back to us at their face amount at the option of the holder on July 7 of any of the following years: 2013, 2018, 2023 or 2028.

11.     Stockholders’ Equity

Common Stock

We have entered into sales agreements from time to time with agents to sell shares of our common stock through an at-the-market equity offering program. As of March 31, 2011, approximately 1,322,000 shares of common stock were available to be sold pursuant to our at-the-market equity offering program. However, under the terms of the February 27, 2011 merger agreement with Ventas, Inc. (see Note 18), we are not allowed to issue any shares of common stock, including any shares sold through our at-the-market equity offering program, during the pendency of the merger. No shares were issued through our at-the-market equity offering program during the three months ended March 31, 2011.

Prior to March 31, 2011, we sponsored a dividend reinvestment plan that enabled existing stockholders to purchase additional shares of common stock by automatically reinvesting all or part of the cash dividends paid on their shares of common stock at a discount ranging from 0% to 5%, determined by us from time to time in accordance with the plan. During the period from January 1, 2011 to March 31, 2011, we issued approximately 153,000 shares of common stock, at an average price of $39.89 per share, resulting in proceeds of approximately $6.1 million. Effective as of March 31, 2011, the dividend reinvestment plan was suspended in accordance with its terms.

12. Earnings Per Share (EPS)

Certain of our share-based payment awards are considered participating securities which requires the use of the two-class method for the computation of basic and diluted EPS.

Diluted EPS also includes the effect of any potential shares outstanding, which for us is comprised of dilutive stock options, other share-settled compensation plans and, if the effect is dilutive, Series B Preferred Stock, which was redeemed on January 18, 2010, and/or OP Units. The Series B Preferred Stock was not dilutive for the three months ended March 31, 2010. There were 150,700 and 270,100 stock options that would not be dilutive for the three months ended March 31, 2011 and 2010, respectively. The calculation below excludes 81,181 restricted stock units that would not be dilutive for the three months ended March 31, 2011. The calculation below excludes 27,000 restricted stock units, 8,700 shares of restricted stock and 6,900 stock appreciation rights that would not be dilutive for the three months ended March 31, 2010. The following table sets forth the components of the basic and diluted EPS calculations:

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(Unaudited)

March 31, 2011

	Three months ended
	March 31,
	2011	2010
	(In thousands, except per share amounts)
Numerator:
Income from continuing operations	$39,574	$30,320
Net loss attributable to noncontrolling interests	237	190
Net income attributable to participating securities	(442)	(326)
Numerator for Basic and Diluted EPS from continuing operations	$39,369	$30,184

Numerator for Basic and Diluted EPS from discontinued operations	$10,740	$919

Denominator:
Basic weighted average shares outstanding	126,474	117,048
Effect of dilutive securities:
Stock options	—	67
Other share-settled compensation plans	329	426
OP Units	2,177	1,922
Diluted weighted average shares outstanding	128,980	119,463

Basic earnings per share amounts:
Income from continuing operations attributable to NHP common stockholders	$0.31	$0.26
Discontinued operations attributable to NHP common stockholders	0.09	0.01
Net income attributable to NHP common stockholders	$0.40	$0.27

Diluted earnings per share amounts:
Income from continuing operations attributable to NHP common stockholders	$0.31	$0.25
Discontinued operations attributable to NHP common stockholders	0.08	0.01
Net income attributable to NHP common stockholders	$0.39	$0.26

13. Discontinued Operations

ASC 360 requires the operating results of any assets with their own identifiable cash flows that are disposed of or held for sale and in which we have no continuing interest be removed from income from continuing operations and reported as discontinued operations. The operating results for any such assets for any prior periods presented must also be reclassified as discontinued operations. If we have a continuing involvement, as in the sales to our unconsolidated joint venture, the operating results remain in continuing operations. The following table details the operating results reclassified to discontinued operations for the periods presented:

NATIONWIDE HEALTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

	Three months ended
	March 31,
	2011	2010
	(In thousands)
Rental income	$157	$1,580
Interest and other income	2	—
	159	1,580
Expenses:
Depreciation and amortization	26	679
General and administrative	—	4
	26	683
Income from discontinued operations	$133	$897

14. Derivatives

During August 2010, we entered into six 12-month forward-starting interest rate swap agreements for an aggregate notional amount of $250.0 million at a weighted average rate of 3.16%. We entered into these swap agreements in order to hedge the expected interest payments associated with fixed rate debt forecasted to be issued in 2011. The swap agreements each have an effective date of August 1, 2011 and a termination date of August 1, 2021. We expect to settle the swap agreements when the forecasted debt is issued. We assessed the effectiveness of these swap agreements as hedges at inception and on March 31, 2011 and consider these swap agreements to be highly effective cash flow hedges. The swap agreements are recorded under the caption “Other assets” on our consolidated balance sheets at their aggregate estimated fair value of $12.2 million and $11.2 million at March 31, 2011 and December 31, 2010, respectively.

During 2006 and 2007, we entered into and settled Treasury lock agreements to hedge the expected interest payments associated with a portion of our senior notes. The settlement amounts were recorded as other comprehensive income and are being amortized over the life of the debt as a yield reduction. We expect to record $0.4 million of amortization during the next 12 months.

The following table sets forth amounts included on our consolidated income statements related to the amortization of the Treasury lock agreements for the periods presented:

	Three months ended
	March 31,
	2011	2010
	(In thousands)
Amortization:
2007 Treasury lock agreements	$68	$64
2006 Treasury lock agreements	67	62
	$135	$126

During 2008, the unconsolidated joint venture we have with a state pension fund investor entered into an interest rate swap contract. The fair value of this contract at March 31, 2011 and December 31, 2010 was $11.4 million and $12.8 million, respectively, which is included as a liability on the joint venture’s balance sheets. As of March 31, 2011, we had recorded our pro rata share of the unconsolidated joint venture’s accumulated other comprehensive loss related to this contract of $2.8 million.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

15. Comprehensive Income

The following table sets forth the computation of comprehensive income for the periods presented:

	Three months ended
	March 31,
	2011	2010
	(In thousands)
Net income	$50,314	$31,239
Other comprehensive income:
Gain on interest rate swap agreements	1,004	—
Amortization of gains on Treasury lock agreements	(135)	(126)
Pro rata share of accumulated other comprehensive income (loss) from unconsolidated joint venture	357	(436)
Comprehensive income	51,540	30,677
Comprehensive loss attributable to noncontrolling interests	237	190
	$51,777	$30,867

16. Income Taxes

The provisions of ASC Topic 740, Income Taxes, which clarify the accounting for uncertainty in income taxes recognized in financial statements and prescribe a recognition threshold and measurement attribute of tax positions taken or expected to be taken on a tax return became effective January 1, 2007. No amounts have been recorded for unrecognized tax benefits or related interest expense and penalties. The taxable periods ending December 31, 2005 through December 31, 2010 remain open to examination by the Internal Revenue Service and the tax authorities of the significant jurisdictions in which we do business.

Hearthstone Acquisition

On June 1, 2006, we acquired the stock of Hearthstone Assisted Living, Inc. (“HAL”), causing HAL to become a qualified REIT subsidiary. As a result of the acquisition, we succeeded to HAL’s tax attributes, including HAL’s tax basis in its net assets. Prior to the acquisition, HAL was a corporation subject to federal and state income taxes. In connection with the acquisition of HAL, NHP acquired approximately $82.5 million of federal net operating losses (“NOLs”) which we can carry forward to future periods and the use of which is subject to annual limitations imposed by IRC Section 382. While we believe that these NOLs are accurate, any adjustments to HAL’s tax returns for periods prior to June 1, 2006 by the Internal Revenue Service could change the amount of the NOLs that we can utilize. We have used a portion of this amount in 2007 and 2008 and anticipate using additional amounts in future years. These NOLs are set to expire between 2017 and 2025. NOLs related to various states were also acquired and are set to expire based on the various laws of the specific states.

In addition, we may be subject to a corporate-level tax on any taxable disposition of HAL’s pre-acquisition assets that occurs within ten years after the June 1, 2006 acquisition. The corporate-level tax would be assessed only to the extent of the built-in gain that existed on the date of acquisition, based on the fair market value of the asset on June 1, 2006. We do not expect to dispose of any asset included in the HAL acquisition if such a disposition would result in the imposition of a material tax liability, and no such sales have taken place through March 31, 2011. Accordingly, we have not recorded a deferred tax liability associated with this corporate-level tax. Gains from asset dispositions occurring more than 10 years after the acquisition will not be subject to this corporate-level tax. However, we may dispose of HAL assets before the 10-year period if we are able to complete a tax-deferred exchange.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

17. Segment Information

Our operations are organized into two segments — triple-net leases and multi-tenant leases. In the triple-net leases segment, we invest in healthcare related properties and lease the facilities to unaffiliated tenants under “triple-net” and generally “master” leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. In the multi-tenant leases segment, we invest in healthcare related properties that have several tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). During 2010 and the three months ended March 31, 2011, the multi-tenant leases segment was comprised exclusively of medical office buildings.

Non-segment revenues primarily consist of interest income on mortgages and unsecured loans and other income. Interest expense, depreciation and amortization and other expenses not attributable to individual facilities are not allocated to individual segments for purposes of assessing segment performance. Non-segment assets primarily consist of corporate assets including mortgages and unsecured loans, investment in unconsolidated joint ventures, cash, deferred financing costs and other assets not attributable to individual facilities.

Certain items in prior period financial statements have been reclassified to conform to current period presentation, including those required by ASC 360 which require the operating results of any assets with their own identifiable cash flows that are disposed of or held for sale and in which we have no continuing interest to be removed from income from continuing operations and reported as discontinued operations. Summary information related to our reportable segments is as follows:

	Three months ended
	March 31,
	2011	2010
	(In thousands)
Revenue:
Triple-net leases	$82,271	$72,200
Multi-tenant leases	29,515	21,685
Non-segment	10,588	6,963
	$122,374	$100,848
Net operating income (1):
Triple-net leases	$82,271	$72,200
Multi-tenant leases	19,157	13,038
	$101,428	$85,238

	March 31,	December 31,
	2011	2010
	(In thousands)
Assets:
Triple-net leases	$2,737,985	$2,638,261
Multi-tenant leases	930,342	937,636
Non-segment	485,518	516,727
	$4,153,845	$4,092,624

(1)          Net operating income (“NOI”) is a non-GAAP supplemental financial measure used to evaluate the operating performance of our facilities. We define NOI for our triple-net leases segment as rent revenue. For our multi-tenant leases segment, we define NOI as revenue minus medical office building operating expenses. In some cases, revenue for medical office buildings includes expense reimbursements for common area maintenance charges. NOI excludes interest expense, depreciation and amortization expense, general and administrative expense and discontinued operations. We present NOI as it effectively presents our portfolio on a “net” rent basis and provides relevant and useful information as it measures the operating performance at the facility level on an unleveraged basis. We use NOI to make decisions about resource allocations and to assess the property

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

level performance of our properties. Furthermore, we believe that NOI provides investors relevant and useful information because it measures the operating performance of our real estate at the property level on an unleveraged basis. We believe that net income is the GAAP measure that is most directly comparable to NOI. However, NOI should not be considered as an alternative to net income as the primary indicator of operating performance as it excludes the items described above. Additionally, NOI as presented above may not be comparable to other REITs or companies as their definitions of NOI may differ from ours.

A reconciliation of net income, a GAAP measure, to NOI, a non-conforming GAAP measure, is as follows:

	Three months ended
	March 31,
	2011	2010
	(In thousands)
Net income	$50,314	$31,239
Interest and other income	(10,588)	(6,963)
Interest expense	22,771	23,590
Depreciation and amortization expense	38,674	31,290
General and administrative expense	7,365	6,980
Merger and acquisition costs	5,097	1,443
Income from unconsolidated joint ventures	(1,465)	(1,347)
Gain on debt extinguishment	—	(75)
Gain on sale of facilities, net	(10,607)	(22)
Income from discontinued operations	(133)	(897)
Net operating income from reportable segments	$101,428	$85,238

18. Commitments and Contingencies

Proposed Merger with Ventas

On February 27, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ventas, Inc., a Delaware corporation, and Needles Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Ventas (“Merger Sub”).

Under the terms of the Merger Agreement, NHP will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a subsidiary of Ventas. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, other than shares held by any wholly owned subsidiary of NHP, by Ventas or by any subsidiary of Ventas, will be cancelled and converted into the right to receive 0.7866 shares (the “Exchange Ratio”) of common stock of Ventas (“Ventas Common Stock”).

Upon completion of the Merger, (i) each outstanding stock option will become fully vested and, in Ventas’s discretion, either be (A) cashed out based on the option spread or (B) assumed by Ventas, on the same terms and conditions (subject to adjustment for the exchange ratio), provided that stock options granted to certain senior executives in February 2011 will be assumed by Ventas on the same terms and conditions (subject to adjustment for the Exchange Ratio); (ii) each restricted stock unit will vest in full and be cashed out based on the Exchange Ratio, provided that (a) restricted stock units granted to certain senior executives in February 2011 will be assumed by Ventas on the same terms and conditions (subject to adjustment for the Exchange Ratio) and (b) certain restricted stock units granted to certain senior executives will vest and be settled in accordance with their terms; (iii) each share of restricted stock will vest in full and be converted into Ventas Common Stock, based on the Exchange Ratio; (iv) performance shares will vest under the relevant agreements and will be converted into Ventas Common Stock based on the Exchange Ratio; and (v) dividend equivalent rights granted in connection with any award will become fully vested and be paid out.

We have made customary representations and warranties in the Merger Agreement and have agreed to customary covenants, including covenants regarding the operation of our business prior to the closing and covenants prohibiting us from soliciting, providing information or entering into discussions concerning proposals relating to

NATIONWIDE HEALTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

alternative business combination transactions, except in limited circumstances relating to unsolicited proposals that constitute, or are reasonably expected to lead to, a superior proposal.

Consummation of the Merger is subject to customary closing conditions, including approval of our stockholders and Ventas’s stockholders. The Merger Agreement may be terminated under certain circumstances, including by either party if the Merger has not occurred by October 31, 2011, if an order is entered prohibiting or disapproving the transaction and the order has become final and non-appealable, if our stockholders or Ventas’s stockholders fail to approve the transaction, or upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied.

Litigation

From time to time, we are a party to various legal proceedings, lawsuits and other claims (as to some of which we may not be insured) that arise in the normal course of our business. Regardless of their merits, these matters may require us to expend significant financial resources. Except as described herein and in our Annual Report on Form 10-K for the year ended December 31, 2010, we are not aware of any other legal proceedings or claims that we believe may have, individually or taken together, a material adverse effect on our business, results of operations or financial position. However, we are unable to predict the ultimate outcome of pending litigation and claims, and if our assessment of our liability with respect to these actions and claims is incorrect, such actions and claims could have a material adverse effect on our business, results of operations or financial position.

Stockholder Litigation

In the weeks following the announcement of the proposed Merger between us and Ventas on February 28, 2011, purported stockholders filed seven lawsuits against us and our directors.  The purported stockholder plaintiffs commenced these actions in two jurisdictions: the Superior Court of the State of California, Orange County (the “California State Court”); and the Circuit Court for Baltimore City, Maryland (the “Maryland State Court”).  All of these actions were brought as putative class actions, and two also purport to assert derivative claims on behalf of the company.  All of these stockholder complaints allege that our directors breached certain alleged duties to our stockholders by approving the Merger Agreement, and certain complaints allege that we aided and abetted those breaches.  All of the complaints request an injunction of the proposed Merger. Certain of the complaints also seek damages.

In the California State Court, the following actions were filed purportedly on behalf of our stockholders: on February 28, 2011, a putative class action entitled Palma v. Nationwide Health Properties, Inc., et al.; on March 3, 2011, a putative class action entitled Barker v. Nationwide Health Properties, Inc., et al.; and on March 3, 2011, a putative class action entitled Davis v. Nationwide Health Properties, Inc., et al., which was subsequently amended on March 11, 2011 under the caption Davids v. Nationwide Health Properties, Inc., et al.  Each action names us and our directors as defendants.  Each complaint alleges, among other things, that our directors breached certain alleged duties by approving the Merger Agreement because the proposed transaction purportedly fails to maximize stockholder value and purportedly provides the directors personal benefits not shared by our stockholders.  The Palma and Davids actions allege that we aided and abetted those purported breaches.  Along with other relief, the complaints seek an injunction against the closing of the proposed Merger.  On March 22, 2011, the parties to the Palma, Barker, and Davids actions signed a Stipulation and Proposed Order on Consolidation of Related Actions providing for consolidation of all three actions.  On April 4, 2011, the defendants in all three actions demurred and moved to stay the proceedings in favor of parallel litigation pending in the Maryland State Court.

In the Maryland State Court, the following actions were filed purportedly on behalf of our stockholders: on March 7, 2011, a putative class action entitled Crowley v. Nationwide Health Properties, Inc., et al.; on March 10, 2011, a putative class action entitled Taylor v. Nationwide Health Properties, Inc., et. al.; on March 17, 2011, a putative class action entitled Haughey Family Trust v. Pasquale, et al.; and on March 31, 2011, a putative class action entitled Rappaport v. Pasquale, et al.  All four actions name us and our directors as defendants.  All four actions allege, among other things, that our directors breached certain alleged duties by approving the Merger Agreement because the proposed transaction purportedly fails to maximize stockholder value and purportedly provides certain directors personal benefits not shared by our stockholders. The Haughey, Rappaport and Crowley actions allege that we aided and abetted those purported breaches.  In addition to asserting direct claims on behalf of

NATIONWIDE HEALTH PROPERTIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

March 31, 2011

a putative class of our stockholders, the Haughey and Rappaport actions purport to bring derivative claims on behalf of the company, asserting breaches of certain alleged duties by our directors in connection with their approval of the proposed Merger.  All four actions seek to enjoin the proposed Merger, and the Taylor action seeks damages.

On March 30, 2011, pursuant to stipulation of the parties, the Maryland State Court entered an order consolidating the Crowley, Taylor and Haughey actions.  On April 1, 2011, pursuant to stipulation of the parties, the Maryland State Court entered an order: (i) certifying a class of our stockholders; and (ii) providing for the plaintiffs to file a consolidated amended complaint. On April 13, 2011, the Maryland State Court held a status conference and thereafter entered certain scheduling orders. On April 22, 2011, the plaintiffs in Maryland filed a consolidated amended class action complaint.

Development Agreements

As of March 31, 2011, we had entered into a joint venture to develop a medical office building (see Note 5) and entered into other agreements to develop two assisted and independent living facilities (see Note 3) and to fund the expansion of a skilled nursing facility securing a mortgage loan (see Note 4). As of March 31, 2011, we had committed to fund an additional $52.5 million under these agreements, of which $34.5 million will be funded through a third party construction loan obtained during the three months ended March 31, 2011 (see Note 10).

Lines of Credit

Under the terms of an agreement with PMB LLC, we agreed to extend to PMB LLC a $10.0 million line of credit to fund certain costs of PMB LLC with respect to the proposed development of multi-tenant medical office buildings. During the three months ended March 31, 2011, we funded $1.3 million and received payments of $2.6 million under the line of credit. As of March 31, 2011, $3.6 million was outstanding and is included in the caption “Other assets” on our consolidated balance sheet.

During 2010, we agreed to loan two of our consolidated joint ventures up to $65.3 million as project financing, including $56.6 million that was disbursed initially and remained outstanding at March 31, 2011.

Indemnities

We have entered into indemnification agreements with those partners who contributed appreciated property into NHP/PMB. Generally, under these indemnification agreements, if any of the appreciated real estate contributed by the partners is sold by NHP/PMB in a taxable transaction within a specified number of years after the property was contributed, we will reimburse the affected partners for the federal and state income taxes associated with the pre-contribution gain that is specially allocated to the affected partner under the Code. We have no current plans to sell any of these properties.

19. Subsequent Events

From April 1, 2011 to May 5, 2011, we completed approximately $484 million of investments in 46 facilities.